[logo]  BRE BANK SA

CREDIT FACILITY AGREEMENT NO. 02/408/13/Z/OB

on PLN working capital credit facility

made on 18 November 2013 in Warsaw by BRE Bank Spółka Akcyjna, with its registered office in Warsaw, at 18 Senatorska Street, Oddział Korporacyjny Warszawa (Corporate Branch Warsaw), 14 Królewska Street, 00-950 Warsaw, entered into the companies register kept by the District Court for the capital city of Warsaw, 12th Commercial Division of the National Court Register, under KRS: 0000025237, with its tax identification number NIP: 526-021-50-88, statistical ID number REGON 001254524-00023, with its share capital paid in full that as at 1 January 2013 amounted to PLN 168,555,904, hereinafter the “Bank”, represented by:

1. Elżbieta Weydmann - plenipotentiary

2. Andrzej Ostrycharz - plenipotentiary

and

Casinos Poland Sp. z o. o. with its registered office in Warsaw, 01-018 Warsaw, 3A Wolność Street, entered into the companies register kept by the District Court for the capital city of Warsaw, 12th Commercial Division of the National Court Register, under KRS 0000016809, with its tax identification number NIP: 526-020-92-60, REGON No. 001308154, with its share capital in the amount of PLN 5,100,000 as at 12 November 2013, hereinafter the “Borrower”, represented by:

1. Dariusz Kwas – Board member

2. Dariusz Bernat – Board member

(name, position and type of the representation of the business)

I. Amount and Purpose

§ 1

1. Subject to the terms and conditions set out in this Agreement, the Bank grants to the Borrower a PLN working capital credit facility, hereinafter the “credit facility”, in the amount of PLN 12,000,000 (say: twelve million zlotys).

2.The funds from the credit facility will be allocated to and used first for the repayment of the Borrower’s debt to Bank Pocztowy and thereafter for the following purposes: financing of working capital.

II. Time-limit, Disbursement and Use

§ 2

1. The Borrower is entitled to disburse the amount of the granted credit facility, specified in § 1, in the following tranches and within the following time-limits:

(amount/currency)(date):            (date):

I tranchePLN 12,000,000  from 13.11.2013until29.11.2013

2.The credit facility will be disbursed by the Borrower in the form of:

1/transfer of the funds directly to the credit facility account with Bank Pocztowy, to be used for the repayment of the Borrower’s debt to that bank,

2/drawdowns meaning the execution of the Borrower’s payment orders by the Bank.

§ 3

1. The credit facility funds will be released after:

a)the Borrower signed a mortgage agreement and delivered the application for the entry of the mortgage constituting the security of the credit facility, together with the Court’s confirmation of receipt and confirmation that the court fees have been paid;

b)the pledge agreement is signed;

c)a statement of Bank Pocztowy specifying:

-  the amount of the credit facility outstanding for repayment, together with interest and other expenses,

-the account number appropriate for the credit facility repayment;

-the obligation to agree to the deletion of a mortgage on the real estate in Warsaw,

3A Wolność Street, after the repayment of the credit facility by BRE Bank S.A. to the account specified in the statement, is delivered to the Bank.

2.The Bank may suspend the Borrower’s right to continue the disbursement of the credit facility:

1/in the event of any change in the status of the security interests as compared with the status at the time when the decision to grant credit facility was made;

2/in the case of other events that have material impact on legal, financial or economic situation of the Borrower that in the Bank’s view may result in the increased risk that the credit facility will not be repaid.

3.The Borrower undertakes to include “Payable from credit facility No. 02/408/13/Z/OB” clause on payment orders submitted to the Bank.

4.The time when:

1/the Bank received the Borrower’s payment order properly marked with “Payable from credit facility No. 02/408/13/Z/OB” clause, and

2/the conditions of releasing credit facility funds, specified in Clause 1, have been fulfilled and the Bank has not suspended the Borrower’s right to continue the disbursement of the credit facility, will be considered to be the time when the Bank received the Borrower’s payment order.

5.In the event the Bank receives the payment order, referred to in Clause 4, on a Bank’s business day after cut-off time specified by the Bank, in compliance with Clause 7, it is agreed that the Bank received the payment order on the following Bank’s business day.

6.In the event the Bank receives the payment order on a Bank’s non-business day, it is agreed that the order was received on the first Bank’s business day after that day.

7.Detailed information regarding cut-off times and time-limits of the execution of the Borrower’s payment orders as well as forms and principles applied at the Bank with respect to money settlements will be provided to the Borrower by displaying information in the Bank’s service area or on the websites of the BRE Bank Group.

8.The Bank undertakes to execute the Borrower’s payment orders in timely fashion, within the time-limits and up to the amount of individual tranches of the credit facility.

9.The Bank will refuse to execute the Borrower’s payment order if the payment order is contrary to the credit facility agreement or if the refusal right arises from the credit facility agreement or separate regulations, in particular when:

1/the conditions of the disbursement of the credit facility funds, referred to in Clause 1, have not been fulfilled, or

2/the Bank suspended the Borrower’s right to continue the disbursement of the credit facility, or

3/the payment order regarding the withdrawal of the funds from the credit facility is contrary to the purpose of the credit facility, specified in § 1, or

4/the payment order regarding the withdrawal of the funds from the credit facility was not signed by individuals specified in § 22, or

5/the Borrower’s payment order was not properly marked with “Payable from credit facility No. 02/408/13/Z/OB” clause.

10.In the event of the refusal to execute the Borrower’s payment order, the Bank will immediately notify the Borrower thereof.

III. Interest

§ 4

1. The Bank will charge interest at variable interest rate calculated per annum on the amount of the disbursed credit facility. Interest rate will equal variable 1M WIBOR (PLN) reference rate (base rate) quoted two days prior to the drawdown date and before the update day of variable rate increased by 1.75 percentage points in connection with the Bank’s margin the amount of which is determined in compliance with the provisions of this Clause, subject to Clauses 6-8.

As at the date of this Agreement, a margin amounts to 1.75% p.a. The interest accrues on 1-month basis and will be payable by the Borrower on the last business day of each month during the period of crediting and on the date of the final repayment of a single drawdown.

The update of a base rate will take place on the interest payment date, i.e. the last business day of each month even if the period of 1-month has not lapsed.

2.The first interest payment date falls on 29 November 2013.

On the date of the credit facility agreement, i.e. on 12 November 2013, the interest rate of the credit facility amounts to 4.34%.

3.For the purposes of this Agreement, when setting the interest rate per annum, 365 days are taken as the base. When calculating interest, actual number of calendar days will be taken during calculation periods.

4.The Borrower agrees that the obligation to provide notification about the change of the interest rate is performed by publishing the base rate in the form of an announcement displayed at the Bank’s branches in a place freely available to all the Bank’s Clients or on the website of BRE Bank SA Group at www.brebank.pl.

The Borrower undertakes to notify other Bank’s debtors in connection with the security of this Agreement about the method of notification about the change of the interest rate.

5.In connection with the borrowed credit facility, the Bank may enter into transactions with the Borrower, at its request, in order to secure the Borrower against interest rate risk and foreign exchange risk. Hedging transactions will be entered into based on relevant regulations of the Bank.

6.The Bank is entitled to change interest rate by changing the margin rate, in compliance with Clause 7 – Clause 8, effective from the first day of the interest period after the Bank has found the grounds for changing the margin. Information about the change of the margin and its reasons will be provided by the Bank to the Borrower and the guarantors in writing.

7.If  the Borrower fails to perform the obligations set out both in § 10 and § 11 hereof during a given period of the review of the Borrower’s performance of the provisions of this Agreement, i.e. during the term of the Agreement from the date it is signed until the end of the calendar quarter in which the Agreement was concluded or in each subsequent calendar quarter, the Bank is entitled, after the lapse of that period, to set a new margin at 2.25% p.a.

8.If the Borrower performs all the obligations specified in §§10-11 hereof (during a given period of the review of the Borrower’s performance of the provisions of this Agreement), the Bank is entitled to restore the margin rate, specified in § 4 Clause 1, that was effective on the date of the Agreement.

9.The Bank is not obliged to notify the Bank’s debtors in connection with the security of this Agreement other than the guarantors about the change of the interest rate.

IV. Bank’s Fees and Commissions

§ 5

1. The Borrower will pay the Bank:

1/a front-up fee of 0.5% (say: five tenth of a percentage) calculated on the amount of the granted credit facility, payable in the credit facility currency, on a one-off basis, immediately after the signing of this Agreement. Front-up fee is due to the Bank also if the credit facility is not disbursed in whole or in part and is non-refundable,

2/a commitment fee payable in the credit facility currency, calculated on the amount of the granted credit facility that has not been disbursed during the period when the right to take on a debt remains effective, as referred to in § 2, of 0.5% (say: five tenth of a percentage) per annum; commitment fee is payable on the interest payment dates and on the last day of the right to take on a debt.

For the purposes of this Agreement, when setting the commitment fee per annum, 365 days are taken as the base. When calculating the commitment, actual number of calendar days will be taken during calculation periods. The Bank will notify the Borrower about the amount of the charged commitment fee in a statement from the current bank account.

3/a fee for the Bank Guarantee Fund (BFG) incurred by the Bank in connection with the granted credit facility; this fee is calculated as specified by the BFG and is payable in PLN;

4/a fee for issuing a statement about the repayment of the credit facility, payable in PLN, in the amount specified in the “BRE Bank SA Tariff of Banking Fees and Commissions” being in effect at the time when the grounds to charge it occur.

2.The Bank will debit the current account of the Borrower, set out in § 6 Clause 2, subject to the provisions of § 6 Clauses 3-4, with the commissions and fees, set out in Clause 1, and the Borrower hereby authorises the Bank to debit the account.

V. Repayment of the Bank’s Receivables

§ 6

1. The Borrower will repay the credit facility in 30 instalments of PLN 400,000 each, payable on the last business day of each month: starting from 30 June 2014 until 30 November 2016. If the credit facility is not disbursed in whole or if a part of the credit facility is repaid earlier the Bank will notify the Borrower by registered letter, with return acknowledgement of receipt, about the new repayment schedule.

2.The Borrower will ensure appropriate funds on the current account kept with the Bank No. 12 1140 1010 0000 3422 5800 1001 in PLN, within the repayment time-limits.

The credit facility repayment will be made by debiting the above Borrower’s account by the Bank within the credit facility repayment time-limits.

3.If it is necessary to make any currency translation by the Bank in connection with the performance of this Agreement, the following principles will apply:

1/if the account is kept in PLN and the liability is expressed in foreign currency, the Bank will debit that account with PLN equivalent of the liability, applying selling rate for the currency of the liability;

2/if the account is kept in foreign currency and the liability is expressed in other foreign currency, the Bank will determine PLN equivalent of the liability, at the selling rate for the currency of the liability and will debit the identified account with the equivalent of the liability in the account currency, determined by applying the buying rate;

3/if the account is kept in foreign currency, and the liability is expressed in PLN, then the Bank will debit the account with the equivalent of the liability in the account currency, determined by applying the buying rate for the currency in which the account is kept;

4/translations (conversions), referred to in Points 1-3, will be made according to Exchange Rate Table of BRE Bank SA being in effect on the date of currency translation.

4.If it is not possible to repay the Borrower’s liabilities that are due and payable from the account, referred to in Clause 2, the repayment of the liabilities will be made by debiting any other account kept for the Borrower with the Bank by the Bank.

The choice of the account from which the repayment will be effected rests with the Bank.

If the account is kept in other currency than the currency of the liability, then in order to repay the Borrower’s liabilities that are due and payable, the funds deposited on such account will be converted according to the principles set out in Clause 3.

5.The credit facility repayment date will be the date on which the Borrower’s account, specified in Clause 2 or Clause 4, is debited, and if there are no appropriate funds on the said accounts, the date on which the Bank’s account is credited with the funds.

6.If the repayment date of the principal instalment, referred to in Clause 1, falls on a day that is not a business day for the Bank, the instalment will be payable on the first business day falling after the day that is not a business day.

7.The Borrower irrevocably authorises the Bank to first debit the account referred to in Clause 2, and then the accounts, referred to in Clause 3, with the due and payable receivables arising from this Agreement and agreements regarding the security of the credit facility repayment.

8.The Borrower undertakes to repay the credit facility, accrued interest, commissions, fees and potentially any other expenses within the agreed time-limits, with priority before other payments.

9.In the event of earlier repayment as compared with the date set out in the repayment schedule, the Bank will charge a fee on the amount of earlier repayment, calculated according to the margin rate effective on the repayment date.

9.The Borrower’s liabilities, arising from this Agreement, that are not repaid within the time-limits set out in the Agreement, become the overdue liability.

10.Starting from the date on which the overdue liability in connection with the outstanding credit facility, fees or commissions originates until the date preceding actual repayment of the liabilities towards the Bank, the Borrower will pay interest on the amount of overdue liability equal to four times the Lombard interest rate of the National Bank of Poland per annum.

§ 7

1.The Bank settles the amounts due in connection with the performance of this Agreement, if any, in the following order of priority:

1/costs, expenses and other official charges incurred by the Bank that on the basis of law or agreement between the Parties should be borne by the Borrower;

2/commissions and fees due to the Bank;

3/statutory interest on overdue liability underlying the enforcement order;

4/contractual interest on overdue liability;

5/ordinary contractual interest (not overdue);

6/principal.

2.The repayment will not be applied on account of the debt, if the amounts due in connection with this Agreement paid by the Borrower or other entity are repaid or the payment is otherwise invalidated based on the decision of the authorised body.

VI. Security of the Credit Facility Repayment

§ 8

1. The following constitutes the security of the repayment of the Bank’s receivables:

1/contractual mortgage on the co-operative ownership title held by the Borrower to the premises located in Warsaw at 3A Wolność Street, for which the District Court for Warszawa-Mokotów in Warsaw, 10th Land and Mortgage Register Division, keeps the land and mortgage register KW No. WA4M/00346609/1, arising from the agreement on the establishment of a mortgage No. 02/086/13 dated 12 November 2013;

2/registered pledge on slot machines owned by the Borrower, based on the pledge agreement No. 02/036/13 dated 12 November 2013;

3/the Borrower undertakes to present, within 7 business days from the date of this Agreement, an application for the entry of the pledge, referred to in Point 2/, together with the court’s confirmation of receipt and the evidence of paying the relevant fees.

2.The Borrower undertakes to insure real estate and slot machines, constituting the subject of the security, during the entire period of crediting and each time to assign the receivables in connection therewith in favour of the Bank.

3.Any expenses related with the establishment of the security, insurance of its subject as well as the change or withdrawal of the security will be borne by the Borrower.

4.The Borrower will immediately notify the Bank in writing in the event:

-the value of  the existing security decreases, and/or

-of balance sheet loss, institution of bankruptcy proceedings with a possibility of entering into arrangement or leading to the liquidation of the property, settlement banking or liquidation reorganisation proceedings in the Borrower’s enterprise.

At the Bank’s request, the Borrower will secure the credit facility in other form approved by the Bank.

VII. The Borrower’s Representations and Warranties

§ 9

The Borrower represents as follows:

1.the business conducted by the Borrower fully complies with applicable law and it holds all the required concessions, permits, licenses and approvals of relevant authorities for the performance of business activities or certificates about registration in the registers of regulated activities as well as other documents if such obligation arises based on separate regulations;

2.it is not a party to or a participant of any court, administrative, arbitration or any other proceedings the outcome of which could have adverse impact on its financial position and conducted business activities or that constitute or could constitute a threat to the timely repayment of the credit facility;

3.it submits a statement about voluntary submission to enforcement that constitutes Appendix to this Agreement.

§ 10

1.The Borrower undertakes to maintain average monthly receipts during each period of the review of the Borrower’s performance of this Agreement, specified in § 4 Clause 7, to the Borrower’s current account kept with the Bank at not less than PLN 3,500,000 (say: three million five hundred thousand zlotys).

2.If the Borrower repays the overdraft facility, granted pursuant to the agreement No. 02/230/04.Z/VV, the obligation, referred to in Clause 1, will be reduced down to PLN 1,500,000 (say: one million five hundred thousand zlotys), as the monthly average.

§ 11

1.The Borrower undertakes to maintain its business in proper financial standing, achieving the following business results and financial ratios that will be reviewed by the Bank during the period of crediting in a given period of the review of the Borrower’s performance of this Agreement, specified in § 4 Clause 7,

1/current ratio calculated as follows: (inventories – non-saleable inventories + short-term receivables – bad debts – receivables claimed through court proceedings + short-term investments)/(short-term liabilities to affiliates and other units, net of special funds) of not less than:

a/ 0.5 – during the review period until 30 June 2014;

b/ 0.6 – during the review period until 30 September 2014.

2/debt ratio understood as a ratio of the result of operations (provisions + long-term liabilities + short-term liabilities + special funds + accruals) to total assets not higher than 80%,

2.Financial ratios specified in Clause 1 will be reviewed by the Bank during a given period of the review of the Borrower’s performance of this Agreement (i.e. during the term of the Agreement from its date until the end of calendar quarter during which the Agreement was concluded or in each subsequent calendar quarter) on the basis of financial data obtained from the financial statements, referred to in in § 13.

3.The failure to perform the obligations, referred to in § 13, by the Borrower is equivalent to the failure to perform the obligations, specified in Clause 1, by the Borrower and entitles the Bank to set the new margin in compliance with § 4 Clause 7.

§ 12

Moreover, the Borrower undertakes:

1/to use the credit facility for the purpose set out in § 1,

2/not to enter into any agreements the provisions of which would be contrary to this Agreement;

3/not to grant guarantees and sureties for other entities, exceeding in aggregate 15% of net assets specified in the audited annual financial statements for the preceding financial year, if audit is required by relevant regulations;

4/not to enter into any agreements with other banks, without the Bank’s knowledge, after the date of this Agreement, for a credit facility, derivative transactions, constituting financial forward transactions within the meaning of Article 5 Clause 2 of the Act – Banking Law dated 29 August 1997 until the total repayment of the liabilities under this credit facility agreement,

5/to submit to the Bank, in each calendar quarter, information regarding derivative transactions, made with other banks, on a form enclosed as Appendix No. 2 hereto,

6/not to grant any powers of attorney to administer bank accounts, without written consent of the Bank (except for the powers of attorney granted to the Borrower’s employees). Assignment of the rights under bank account agreements or other restrictions regarding the administration of bank accounts in favour of other entities will require the Bank’s consent,

7/not to charge the assets constituting the Bank’s security in favour of other creditors,

9/not to adopt any resolutions about the decrease of the company’s share capital;

10/to notify the Bank about any events resulting in ownership and capital changes with respect to the business; the Bank reserves a right to review if the introduced changes or events that have occurred do not result in the increased risk that the credit facility will not be repaid and, if it is found that the risk has increased, to terminate credit facility as provided in § 14 Clause 2 hereof,

11/to conduct business activities in compliance with law and to hold, during the crediting period, any required concessions, permits, licenses and approvals of relevant authorities for conducting business activities or certificates about registration in the registers of regulated activities as well as other documents if such obligation arises based on separate regulations,

12/to notify the Bank about organisational and business events (including commenced court and administrative proceedings, in particular enforcement proceedings) that have material impact on legal, financial or economic position of the Borrower. The Bank reserves a right to review if the introduced changes or events that have occurred do not result in the increased risk that the credit facility will not be repaid and, if it is found that the risk has increased, to terminate credit facility as provided in § 14 Clause 2 hereof,

13/to notify the Bank about the change of the address or corporate stamp, statistical number or any other particulars registered in the Bank’s IT system,

14/to notify the Bank about the change of individuals performing the function of the President and members of the Management Board,

15/to provide clarifications and submit documents regarding the project which receives crediting as well as its financial position, at each request of the Bank,

16/to maintain continuity of the insurance of the Borrower’s property against theft, fire and other fortuitous events,

17/to properly keep accounting books and corporate reporting and to audit annual financial statements by independent auditors in compliance with applicable regulations if such audit is necessary by relevant regulations,

18/to notify the Bank immediately about any changes regarding its bank accounts,

19/to enable the Bank to conduct the reviews at its registered office with respect to its financial position having impact on the timely repayment of the debt, including the access to accounting books and other documents and records of the company,

20/to properly perform the provisions of other agreements concluded by the Borrower with the Bank,

21/that the liabilities towards the Bank, under this Agreement, will rank at least pari passu with any other present and future liabilities in connection with the financial debt, except for liabilities the satisfaction of which is preferential based on mandatory regulations,

22/to submit a request for proposal concerning lease or factoring services first to the entities that belong to the BRE Bank SA Group, i.e. to BRE Leasing Sp.z o.o., in the case of lease, or BRE Faktoring Spółka Akcyjna, in the case of factoring.

§ 13

The Borrower undertakes to submit the following documents and information to the Bank:

1/copies of F-01 GUS form immediately after it is drafted in compliance with applicable regulations and additional information or clarifications related with financial standing, required by the Bank,

2/copy of annual financial statements immediately after they are drafted and again, after the audit by auditors, together with the auditor’s report, when the audit is required by relevant regulations, together with additional information or clarifications related with financial standing, required by the Bank,

3/a statement about the amount of the existing and planned debt to other banks and financial institutions together with repayment time-limits: quarterly/semi-annually/annually,

4/a certificate confirming no arrears towards ZUS (Social Insurance Company) and tax office – quarterly.

VIII. Breach of the Credit Facility Terms and Conditions

§ 14

1.In the event the Bank finds that the terms and conditions of granting the credit facility have not been met or if the timely repayment of the credit facility is threatened due to poor financial standing of the Borrower, the Bank may:

1/suspend the Borrower’s right to continue the disbursement of the credit facility,

2/serve termination notice with respect to the credit facility agreement,

3/reduce the credit facility amount by a part of the entitlement that has not been used effective on the next business day from the date when written notification is delivered to the Borrower,

4/request additional security of the credit facility repayment or the presentation of restructuring program within specified time as well as the execution of such program after the Bank’s approval,

5/set-off its receivables under this credit facility agreement against the Borrower’s receivables arising from each agreement for a bank account kept by the Bank in favour of the Borrower during the termination notice period with respect to this agreement and after the lapse of termination notice period, and in particular in the event the Borrower submits a motion for the declaration of bankruptcy or opens reorganisation proceedings.

2.Termination notice period will be 30 days and in the case there is a threat of the Borrower’s bankruptcy – 7 days.

3.In the cases:

1/referred to in Clause 1 Points 1-2, the Borrower is not entitled to any drawdowns, however, in the case of Clause 1 Point 1, the Bank will assess a given situation and will immediately notify the Borrower about the terms and conditions of the continued availability of the credit facility; after the Borrower fulfils the conditions presented by the Bank, the Borrower will regain the right to continue the disbursement of the credit facility;

2/referred to in Clause 1 Point 3, the Bank is entitled to immediately suspend further disbursements of the remaining amount of the credit facility that has not been disbursed.

4.At the latest, on the last day of the termination notice period with respect to the credit facility agreement, the Borrower will immediately repay the disbursed credit facility together with interest and other amounts due to the Bank.

5.The Bank will notify the Borrower in writing about the actions, referred to in Clause 1 of this §, that were taken.

6.The order of priority and choice of the subject of enforcement will rest with the Bank.

IX. Amendment to the Agreement

§ 15

1.Any amendments to this Agreement will require the consent of the Parties hereto in writing under the pain of invalidity, subject to Clause 2.

2.The change of interest rate upon the terms and conditions of this Agreement does not require the signing of an annex.

3.The application concerning the amendment to the credit facility agreement should be submitted to the other Party within not less than 15 days prior to the proposed time-limit of introducing the amendment.

4.For the amendment to the contractual terms and conditions, confirmed by the signed annex to the Agreement and made upon the Borrower’s request, the Bank will charge a fee provided in the “BRE Bank SA Tariff of Banking Fees and Commissions” being in effect at the time when the grounds to charge it occur.

X. Final Provisions

§ 16

The Bank is entitled to:

1.use the services of specialised external entities with respect to forcible performance of the Agreement;

2.transfer data about the liabilities arising from this agreement:

a/to credit bureaus (BIG) operating pursuant to the Act on the Disclosure of Business Information and Exchange of Business Data dated 9 April 2010 (J.L. No. 81, item 530, as amended), if:

-total amount of liabilities towards the Bank is at least PLN 500;

-the performance(s) has/have been due for at least 60 days;

-at least one month has lapsed since the creditor Bank that provides information has sent a request for payment, by registered letter, to the address for notices specified by the Borrower, and if the Borrower failed to specify such address, to the address of the Borrower’s registered office, containing a warning about the intention to disclose information to the bureau, together with the name and address of the registered office of that bureau.

b/to interbank Banking Register System with the Association of Polish Banks (Związek Banków Polskich) with its registered seat in Warsaw as the Controller, in compliance with the provisions of the Banking Law and the Act on Personal Data Protection. Data

regarding the Client collected in the Banking Register System may be disclosed to:

-

 credit bureaus (BIG) operating pursuant to the Act on the Disclosure of Business Information and Exchange of Business Data dated 9 April 2010 (J.L. No. 81, item 530, as amended), to the extent and upon the terms and conditions specified in that Act, on the basis of the requests of such bureaus and to the extent specified therein;

-	financial institutions being the subsidiaries of the banks within the meaning of the Banking Law;
-	other institutions that are authorised by law in connection with their performance of banking operations upon the terms and conditions set out in the Banking Law.

§ 17

1.BRE Bank S.A. with its registered office in Warsaw at 18 Senatorska Street, as the controller of personal data within the meaning of the Act on Personal Data Protection dated 29 August 1997, states that personal data of the Borrower (if any) and of the persons representing it will be processed in the banking data file in order to perform the conditions of the agreements concluded by the Borrower with the Bank.

2.Moreover, BRE Bank states that in order to take the required steps related with the entry into and the performance of credit facility agreement and in order to exercise the statutory rights and obligations of the Bank related with the performance of banking operations, the Client’s personal data may be transferred to the Banking Register System, a data base, with the Association of Polish Banks (Związek Banków Polskich) with its registered seat in Warsaw as the controller of personal data within the meaning of the Act on Personal Data Protection, established and operating pursuant to Article 105 Clause 4, 4a and 4d and Article 105a of the Banking Law and to other institutions authorised by law to grant credit facilities in instances, to the extent and for the purpose set out in the Banking Law as well as to credit bureaus operating pursuant to the Act on the Disclosure of Business Information, to the extent and upon the terms and conditions specified in that Act.

3.In compliance with the provisions of the Act on Personal Data Protection, the Borrower and persons representing it have the right to:

1/access the contents of their data and to correct such data;

2/object against the processing of own data for promotional and marketing purposes and own services and banking products of the Bank.

§ 18

1.The Borrower represents that it gives its consent for the transfer to Commerzbank AG and entities belonging to BRE Bank Group: BRE Leasing Spółka z ograniczoną odpowiedzialnością, BRE Faktoring Spółka Akcyjna and BRE Bank Hipoteczny Spółka Akcyjna of any data and information, covered by banking secrecy, related with the credit facility agreement concluded with the Bank as well as its performance, including the wording of the Agreement.

2.Information about current registered offices and addresses of the entities, referred to in Clause 1, will be made available by the Bank to the Borrower on BRE Bank Group website at: www.brebank.pl.

3.The Borrower represents that it familiarised itself with the information containing the description of market risk, in particular interest rate risk and foreign exchange risk, that may have an impact on the amount of the Client’s debt and the servicing expenses of the Credit Facility, available on the BRE Bank SA website at: www.brebank.pl.

4.The Borrower agrees for sending commercial information within the meaning of Article 2 Point 2 of the Act on Electronic Services dated 18 July 2002 (Journal of Laws No. 144, item 1204, as amended), addressed to it, by the Bank, electronically, in particular by e-mail.

§ 19

The Borrower represents that this Agreement:

1/was signed by individuals fully authorised to that extent and all information that it delivered to the Bank in any form is true, complete and is without any omissions,

2/fully complies with internal regulations of the Borrower, in particular its charter documents and documents that govern its scope of activities,

3/is not contrary to any possessed concessions, permits, licenses, authorisations of relevant authorities concerning the performance of business activities, registrations as well as other provisions under law and any agreements or other obligations of the Borrower.

§ 20

1.In the event individual provisions of this Agreement or agreements constituting its appendices become invalid, the remaining provisions will continue to be binding on the Parties.

2.If the Bank fails to demand the performance of any of the contractual provisions, this will not constitute a waiver of the Bank’s rights arising from that provision or any other provision hereof.

3.All appendices to the Agreement constitute its integral part.

§ 21

1.Communications and notices between the Parties will be deemed effective if sent to the following address:

For the Bank:

BRE Bank S.A., Oddział Korporacyjny Warszawa, ul. Królewska 14, 00-950 Warszawa

For the Borrower:

01-018 Warszawa, ul. Wolność 3A

2.The Parties agree that the delivery date will also be the date of the first notification about the delivery of registered mail, not delivered, sent to the latest address of the Borrower known to the Bank.

3.The Borrower will use the following stamps/seals:

…………………………………………………………………………………………………

§ 22

The Borrower represents that individuals authorised to submit payment orders with respect to the disbursement of the credit facility funds are the persons authorised to administer any of the Borrower’s bank accounts kept under the agreement for current account No. 342258001 dated 31 March 2006.

§ 23

1.Generally applicable provisions of Polish law will apply to matters not provided for hereunder, and in particular the provisions of the Civil Code and the Banking Law, subject to Clause 2.

2.With respect to the payment services provided on the basis of this agreement (i.e. execution of payment transactions charged to the funds made available to the Borrower in connection with the credit facility), the provisions of Section II of the Act on Payment Services and Articles 34-37, Article 40 Clauses 3-4, Article 45, Article 46 Clause 2-5, Article 47, Article 48, Article 51 and Articles 144-146 of the Act on Payment Services or, if permitted, other provisions of law that modify or amend the said regulations, will not apply.

§ 24

Any disputes between the Parties under this Agreement will be resolved by the common court of law of appropriate jurisdiction for the registered office of the Bank’s branch.

§ 25

The Agreement was made in two counterparts, one for each Party.

/s/ Dariusz Kwas

/s/ Dariusz Bernat

On behalf of the Borrower

/s/ Elżbieta Weydmann

/s/ Andrzej Ostrycharz

On behalf of the Bank

Identity of the persons signing the agreement confirmed by:

……………………………………………………………

(date, name, and signature of the Bank’s employee)

Appendix No. 1

To the Agreement No. 02/408/13/Z/OB

Warsaw, 12/11/2013

STATEMENT ON VOLUNTARY SUBMISSION TO ENFORCEMENT BASED ON BANK ENFORCEMENT ORDER

On behalf of Casinos Poland Sp. z o.o. with its registered office in Warsaw, 01-018 Warsaw, 3A Wolność Street, entered into the companies register kept by the District Court for the capital city of Warsaw, 12th Commercial Division of the National Court Register, under KRS 0000016809, with its tax identification number NIP: 526-020-92-60, REGON No. 001308154, with its share capital in the amount of PLN 5,100,000 as at 12 November 2013 we hereby declare that we voluntarily submit ourselves to enforcement pursuant to Article 97 of the Act – the Banking Law dated 29 August 1997 (i.e.: Journal of Laws of 2002, No. 72, item 665, as amended) and we authorise BRE Bank Spółka Akcyjna with its registered office in Warsaw at 18 Senatorska Street, entered into the companies register kept by the District Court for the capital city of Warsaw, 12th Commercial Division of the National Court Register, under KRS: 0000025237 (the “Bank”), to:

-issue bank enforcement order up to the amount of PLN 18,000,000 (say: eighteen million zlotys) in the event we fail to perform the obligations arising from banking operations carried out under the Credit Facility Agreement No. 02/408/Z/OB dated 12 November 2013, together with interest and other expenses, and

-capitalise the receivable covered by the bank enforcement order and calculate the interest on the capitalised receivable in compliance with Article 359 of the Civil Code, and

-issue bank enforcement order for the delivery of the objects constituting the subject of the pledge established as a security of the liabilities of Casinos Poland Sp. z o.o. in connection with the granting of credit facility on the basis of Credit Facility Agreement No. 02/408/13/Z/OB dated 12 November 2013, and

-file an application with the court for appending enforcement clause to such orders at the latest by 30 November 2017.

At the same time, we declare that we have familiarised ourselves with and approve the wording of this statement and the note below.

On behalf of the Borrower:

/s/ Dariusz Kwas

/s/ Dariusz Bernat

Note

Banks may  issue bank enforcement orders on the basis of their books or other documents related with the performance of banking operations (Article 96 Clause 1 of the Banking Law).

A bank enforcement order may constitute the grounds of an enforcement procedure conducted in compliance with the provisions of the Code of Civil Procedure after the court appends the enforcement clause to it exclusively with respect a person who executed banking operation directly with the bank or who is the bank’s debtor in connection with the security of the bank’s receivables arising from the banking operation and who submitted a written statement about submission to enforcement and when the claim underlying the order has arisen directly from that banking operation or its security (Article 97 Clause 1 of the Banking Law).

The bank files an application for appending enforcement clause to bank enforcement order with a court of relevant jurisdiction for the place of residence/ registered office of the debtor.

In the proceedings for appending enforcement clause to bank enforcement order the court examines if the debtor has submitted itself to enforcement and if the claim underlying the order arises from banking operation executed directly with the bank or from the security of the bank’s claim arising from that operation.

The court’s decision regarding the appending of enforcement clause may be appealed against. The period of seven days for filing an appeal runs for the creditor from the date when enforcement order or refusal was issued to it, for the debtor – from the date when the notification about the institution of enforcement proceedings (Article 795 of the Code of Civil Procedure) is delivered to it.

Appendix No. 2

To the Agreement No. 02/408/13/Z/OB

Quarterly Report

on open derivative transactions:

as at ………………………………………………………… (day, month, year)

No.	Bank’s name	Transaction Type (forward, options, swap, other)	Volume (value, currency)	Validity Period	Current Valuation	Security
1.
2.
3.
4.
5.

on the limits with other banks for derivative transactions:

No.	Bank’s name	Available limit for derivative transactions	Provided security
1.
2.
3.
4.
5.

On behalf of the Client Casinos Poland Sp. z o.o.

/s/ Dariusz Kwas

/s/ Dariusz Bernat

Identity of the persons signing the agreement confirmed by:

……………………………………………………………

(date, name, and signature of the Bank’s employee)